Exhibit 99.1

UNDER ARMOUR ANNOUNCES STEPHANIE LINNARTZ

AS PRESIDENT AND CEO

BALTIMORE, Dec. 21, 2022 – Under Armour, Inc. (NYSE: UA, UAA) today announced that Stephanie Linnartz will join the company as President, Chief Executive Officer, and member of its Board of Directors, effective February 27, 2023. Her appointment follows a thorough and deliberate search led by a committee of independent members of Under Armour’s Board of Directors.

Linnartz currently serves as the president of Marriott International, Inc. (NASDAQ: MAR), the world’s largest hospitality company, with a portfolio of nearly 8,200 properties across 138 countries and territories and 30 brands, including The Ritz-Carlton®, St. Regis®, Marriott Hotels®, W® Hotels, and Westin® as well as the industry’s most extensive customer-loyalty program, Marriott Bonvoy®, which has 173 million members.

“As a 25-year veteran of one of the world’s most respected global companies, we are thrilled to welcome Stephanie to the brand,” said Kevin Plank, Under Armour Executive Chair and Brand Chief. “She is a proven growth leader with a distinguished track record of brand strategy, omnichannel execution, talent acquisition and development, and passion for driving best-in-class consumer connectivity, experience, and brand loyalty.”

Plank continued, “Responsible for leading Marriott’s multi-billion dollar digital transformation, driving scale through continuous brand innovation across the portfolio, developing premier sports league and team partnerships, while architecting the extraordinary growth of its loyalty program – the board is confident that Stephanie – along with our leadership team and all of our key stakeholders – will accelerate our ability to realize the substantial opportunities for Under Armour as both an operating company and aspirational brand.”

Upon Linnartz joining the company, Colin Browne, who has served as interim President and CEO since June 2022, will continue in a leadership role by resuming his position as Chief Operating Officer.

Plank commented, “Colin is a world-class industry professional and has done a terrific job leading throughout the transition. Highlights include refining our long-term strategy by tripling our total addressable market, validating the renewed growth fundamentals necessary to establish sector leadership, and championing our UA team culture. The board and the entire organization are grateful for his continued leadership and are fortunate to have such an important partner for Stephanie.”

Linnartz said, “Under Armour is an iconic brand with a huge opportunity ahead. This company has immense energy and excitement, and I am committed to building growth while maintaining operational excellence. I look forward to joining the incredible UA team, partnering with Kevin and the board, and leading this amazing company into its next chapter, delivering for athletes, teammates, customers, and shareholders.”

Stephanie Linnartz – Additional Background

Linnartz has served as President of Marriott International, Inc. since 2021. In this role, she is responsible for providing strategic leadership for all aspects of Marriott’s global strategy, including brand management, sales (including e-commerce), marketing, revenue management, customer engagement, information technology, digital functions, and emerging businesses. She also oversees the company’s Marriott Bonvoy® loyalty platform, global hotel development, operations services, and design organizations, and its progress on issues, including the intersection of technology and hospitality and environmental sustainability. She is currently leading a significant technology transformation program to deliver a better customer experience, drive more topline revenue, and support more efficient operations. She has also developed successful multi-year marquee partnerships with the NFL, NCAA, and the Mercedes-AMG PETRONAS F1 Team. From 2020 to 2021, she served as Group President, Consumer Operations, Technology & Emerging Businesses and as Executive Vice President and Global Chief Commercial Officer from 2013 to 2019. Before that, she held various executive roles in sales, marketing, and finance.

Linnartz is a member of The Home Depot’s Board of Directors, the world’s largest home improvement specialty retailer with approximately 2,300 stores and 500,000 associates. Linnartz has been recognized for her industry leadership, including being named to the Forbes CEO Next 2021 list. She is also a member of the Fortune CEO Initiative, a forum of global corporate leaders committed to addressing major social issues.

About Under Armour, Inc.

Under Armour, Inc., headquartered in Baltimore, Maryland, is a leading inventor, marketer, and distributor of branded athletic performance apparel, footwear, and accessories. Designed to empower human performance, Under Armour’s innovative products and experiences are engineered to make athletes better. For further information, please visit http://about.underarmour.com.

Forward-Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts, such as statements regarding our future growth opportunities. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “anticipates,” “believes,” or the negative of these terms or other comparable terminology. The forward-looking statements in this press release reflect our current views about future events. They are subject to risks, uncertainties, assumptions, and circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, activity levels, performance, or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” in the quarterly and annual reports filed with the Securities and Exchange Commission (SEC). The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

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Under Armour Contacts:
Lance Allega	Jessica Graves
SVP, Investor Relations &	VP, Global Corporate Communications &
Corporate Development	Community Impact
(410) 246-6810	(570) 202-6995

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